PRICEWATERHOUSECOOPERS

PricewaterhouseCoopers LLP
555 California Street
San Francisco CA 94104
Telephone (415) 393 8500
Facsimile (415) 393 8644

To the Directors and Shareholders of
Meridian Fund, Inc.

July 31, 1998

In planning and performing our audits of the financial statements of Meridian Fund and Meridian Value Fund (two investment portfolios which comprise Meridian Fund, Inc. and hereafter are referred to as the "Funds") for the year ended June 30, 1998, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purposes of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control activities. Generally, control activities that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those control activities include the safeguarding of assets unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control, including control activities for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 1998.

This report is intended solely for the information and use of management and the Board of Directors of Meridian Fund, Inc. and the Securities and Exchange Commission.

   /s/ PricewaterhouseCoopers LLP
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   PricewaterhouseCoopers LLP